UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2014 (January 3, 2014)

BlackRock, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	001-33099	32-0174431
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 East 52nd Street, New York, New York	10055
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 810-5300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

The Italian securities regulator, Commissione Nazionale per le Societa e la Borsa (“Consob”), initiated a civil proceeding on January 3, 2014 against Nigel Bolton, a portfolio manager and head of BlackRock Investment Management (UK) Limited’s European Equity Team (“EET”), in connection with the sale of shares in the Italian oil and gas services company Saipem, SpA in January 2013.  The EET currently manages on behalf of clients approximately $40 billion of assets.  Of such amount, Mr. Bolton manages approximately $14 billion.

Consob alleges that Mr. Bolton, on behalf of certain BlackRock clients, sold, or influenced the sale of, approximately 10.7 million shares of Saipem  using material, non-public information thereby avoiding client losses of over €114.5 million.  The EET’s sale of Saipem shares occurred between January 25 and January 29, 2013, and Saipem announced negative news following the market close on January 29, 2013.  While BlackRock is not charged in the proceeding, it may be liable for the actions of its employee.

BlackRock conducted a thorough investigation and found no evidence to support the allegations.  As a result of the investigation, BlackRock believes that the sale of Saipem shares was made as a fiduciary based on publicly available information that was widely disseminated in the marketplace, including negative publicity and a third-party analyst research report reducing earnings estimates, which was issued to the market before trading on January 25, 2013.  Insider trading is abhorrent to BlackRock’s values, and BlackRock does not tolerate it.

Consob also alleges that BlackRock declined to provide Consob with information and was an obstacle to Consob’s investigation.  BlackRock believes it has fully cooperated with Consob, and it will continue to do so.

While under Italian law the potential penalty could be greater than the loss actually avoided, BlackRock believes that Mr. Bolton will not be found liable and, as a result, neither Mr. Bolton nor BlackRock will incur any penalty.  None of BlackRock’s clients or any of the funds managed by BlackRock will be affected by these proceedings.

Forward-looking Statements

This report, and other statements that BlackRock may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” and similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to risk factors previously disclosed in BlackRock’s Securities and Exchange Commission (“SEC”) reports and those identified elsewhere, in this report, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management; (3) the relative and absolute investment performance of BlackRock’s investment products; (4) the impact of increased competition; (5) the impact of future acquisitions or divestitures; (6) the unfavorable resolution of legal proceedings; (7) the extent and timing of any share repurchases; (8) the impact, extent and timing of technological changes and the adequacy of intellectual property, information and cyber security protection; (9) the impact of legislative and regulatory actions and reforms, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, and regulatory, supervisory or enforcement actions of government agencies relating to BlackRock or The PNC Financial Services Group, Inc. (“PNC”); (10) terrorist activities, international hostilities and natural disasters, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries or BlackRock; (11) the ability to attract and retain highly talented professionals; (12) fluctuations in the carrying value of BlackRock’s economic investments; (13) the impact of changes to tax legislation, including income, payroll and transaction taxes, and taxation on products or transactions, which could affect the value proposition to clients and, generally, the tax position of the Company; (14) BlackRock’s success in maintaining the distribution of its products; (15) the impact of BlackRock electing to provide support to its products from time to time and any potential liabilities related to securities lending or other indemnification obligations; and (16) the impact of problems at other financial institutions or the failure or negative performance of products at other financial institutions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BlackRock, Inc.
(Registrant)

By:	/s/ Daniel R. Waltcher
Name:	Daniel R. Waltcher
Title	Managing Director and Deputy General Counsel

Date: January 10, 2014